RESOLUTIONS OF THE
BOARD OF DIRECTORS OF
UWHARRIE CAPITAL CORP

 WHEREAS, the persons named below are designated as "Reporting Persons" of Uwharrie Capital Corp (the "Company") for purposes of Rule 16a (Reporting Requirement):

 1.   Board of Directors Uwharrie Capital Corp

 2.   Roger L. Dick  President and Chief Executive Officer        Uwharrie Capital Corp

 3.   Brendan P. Duffey  Executive Vice President &
       Chief Operating Officer              Uwharrie Capital Corp

 4.   Robert O. Bratton  Chief Financial Officer
       Uwharrie Capital Corp

 5.   Barbara S. Williams Executive Vice President & Controller
       Uwharrie Capital Corp

 6.   Christy D. Stoner  President & Chief Executive Officer
           The Strategic Alliance Corporation       (subsidiary of Bank of Stanly)        Strategic Investment Group and BOS       Agency Inc. and   Chief Executive        Officer Strategic Investment Advisors                         Inc. and Executive Vice President of
      Marketing Uwharrie Capital Corp

 7.   Jeffrey M. Talley  President Strategic Investment
       Advisors, Inc.

 8.   Dana A. Maness  President Anson Bank & Trust Co.         (subsidiary bank)

 9.   W. D. "Bill" Lawhon, Jr.    President & Chief Executive          Officer
            Bank of Stanly (subsidiary bank)

     10.   Patricia K. Horton     President & Chief Executive Officer
            Cabarrus Bank & Trust Company
            (subsidiary bank)

 FURTHER, all other officers of the Company are excluded from policymaking functions and, therefore, are not "Reporting Persons" of the Company.

 FURTHER, those persons named will be responsible for complying with the "Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions" as set forth by the Board of Directors and for notifying Tamara M. Singletary, who has been designated as the Company's contact person for stock matters, prior to engaging

SEC "Reporting Persons" Resolution
Poll of UCC Board of Directors
January 26, 2010

in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including, without limitation, any change resulting from any private negotiation trade, market trade through the
Company, gifts, custodial accounts, trusts, corporations, partnerships, marriages, deaths, incentive stock options, employee stock purchase plan, employee benefit plan, etc.) in order to prevent violations of Rule 16a and 16b.

 FURTHER, compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company; however, Tamara M. Singletary will assist persons with reporting forms to ensure timely filings with the Securities and Exchange Commission (SEC).

 FURTHER, the "Reporting Persons" authorize and designate Roger L. Dick, Brendan P. Duffey or Tamara M. Singletary to sign SEC Forms 3, 4 and 5 and file in their behalf, if needed.  Notice of this signature authorization will be given to the Securities and Exchange Commission by providing a copy of this resolution.

  ______   (Poll of UCC Board of Directors January 26, 2010)